Exhibit 10.17

EXECUTION COPY

INFORMATION IN THIS EXHIBIT IDENTIFIED BY [***] IS CONFIDENTIAL AND HAS

BEEN EXCLUDED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD

LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY

DISCLOSED.

RESEARCH COLLABORATION AGREEMENT

This Research Collaboration Agreement (this “Agreement”) is entered into as of December 15th, 2023 (the “Effective Date”) by and between COMPASS, a corporation registered in England and Wales with company number 10229259 and having its registered office at 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, WA14 2DT, United Kingdom with a principal place of business at (“Company”), and TMS NeuroHealth Centers, Inc. a Delaware corporation with a place of business at 8401 Greensboro Drive, Suite 425, Tysons Corner, Virginia 22102 and its affiliated medical practices (collectively “GTMS”), on behalf of itself and its Affiliates (as defined below). GTMS and Company may each be referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, COMPASS is a life science company dedicated to accelerating patients’ access to evidence-based innovation in mental health and wellbeing;

WHEREAS, GTMS is a management services organization that specializes in the delivery of management services to medical practices in the United States focused on the delivery of therapies for patient suffering from Major Depressive Disorder, Obsessive Compulsive Disorder and other mental health disorders; and

WHEREAS, the Parties are interested in collaborating together to further their mutual goals around improving health outcomes, lowering the cost of care and improving the patient and provider experiences.

NOW THEREFORE, in consideration of the mutual covenants and promises herein contained, GTMS and Company agree as follows:

1.	COLLABORATION

1.1Collaboration Overview.  Company and GTMS shall collaborate on one or more collaboration program(s) (each, a “Collaboration Program”).  The activities to be performed, and the Deliverables (as defined in Section 1.2) to be delivered, under each Collaboration Program shall be described in a mutually agreed collaboration plan signed by both Parties and referencing this Agreement (each, a “Collaboration Plan” and the activities to be performed thereunder, the “Collaboration Activities”).  Each Party will perform its respective Collaboration Activities in accordance with the terms and conditions of this Agreement, the applicable Collaboration Plan.  A Party shall not subcontract any of the activities to be performed pursuant to a Collaboration Plan to a third party or Affiliate without the prior written consent of the other Party, unless such subcontractor or Affiliate has been pre-approved as set forth in the applicable Collaboration Plan (an “Approved Subcontractor”). “Affiliate” shall mean a corporation or other entity that directly or indirectly controls or is controlled by or is under common control with a Party.

1.2Collaboration Plans.  As a master form of contract, this Agreement allows the Parties to set forth the terms and conditions and administrative procedures generally applicable to each Collaboration Program through the mutual written agreement of multiple Collaboration Plans, each covering a separate Collaboration Program, without having to re-negotiate the basic terms and conditions with respect thereto.  Each Collaboration Plan shall be substantially in the form attached hereto as Exhibit A and shall set forth for each applicable Collaboration Program (a) a high level overview and summary of the goals of such Collaboration Program; (b) the Collaboration Activities to be conducted by each Party, (c) a detailed description of any reports, data packages, strategies, designs, results, techniques, technologies, and other deliverables to be delivered by a Party to the other Party as part of the Collaboration Program (each, a “Deliverable”), and any specifications relating thereto (“Specifications”), (d) the timelines relating to the performance of the Collaboration Activities and the delivery of any Deliverables and Specifications relating thereto including the term of the applicable Collaboration Program, (e) the resource requirements and/or payments to be allocated by a Party for the conduct of a particular Collaboration Program (for each party, the “Resource Allocation”), (f) any intellectual property ownership matters, Collaboration Program-specific intellectual property representations and warranties and other intellectual property-related considerations, (g) any legal compliance considerations and (h) any other terms and conditions with regard to a particular Collaboration Program.  To the extent any terms set forth in a Collaboration Program conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless the Collaboration Plan explicitly sets forth that its conflicting terms are intended to override the relevant terms of this Agreement and only with respect to these relevant terms, in which case the conflicting terms in such Collaboration Plan shall control but only with respect to such Collaboration Plan.  Each Collaboration Plan shall be mutually agreed to in writing by the Parties and issued pursuant hereto (which shall be numbered sequentially), as evidenced by the Parties’ execution thereof.  Any changes to a Collaboration Plan must be mutually agreed upon in a writing signed by the Parties and referencing the Collaboration Plan being amended.

2.	GOVERNANCE.

2.1Collaboration Manager.  Each Party will appoint an individual (from the Party or from any Affiliate of such Party) who can act as the facilitator for the collaboration including facilitating working sessions, preparing status updates on the progress of the collaboration, facilitating the Steering Committee meetings (as further outlined in Section 2.2 below) and the first point of contact between the Parties with regard to questions relating to this Agreement or the overall business relationship and related matters between the Parties (the “Collaboration Managers”).  Each Party may replace its Collaboration Manager at any time upon written notice to the other Party.

2.2Steering Committee.

(a)Establishment of the Steering Committee.  As soon as practicable, but no later than thirty (30) days after the Effective Date, the Parties may establish a governing board (the “Steering Committee”) to oversee the Collaboration Activities.  If established, the Steering Committee shall have the responsibilities set forth in Section 2.2(c) and the term of the Steering Committee shall continue during the Term, unless the Parties agree in writing to dissolve the Steering Committee at an earlier time.

(b)Membership of Steering Committee.  The Parties shall each designate for membership on the Steering Committee [***] of representatives (which shall be no fewer than

[***] designees per Party), each with the requisite expertise and authority to enable such representatives to address matters falling within the jurisdiction of the Steering Committee.  Each Party may change one or more of its representatives on the Steering Committee as it deems appropriate by written notice to the other Party.

(c)Specific Responsibilities of Steering Committee.  The Steering Committee shall serve as a forum for coordination and communication between the Parties on such matters under this Agreement as either Party may designate for discussion, including:

(i)

review each Collaboration Plan prior to submission to each Party for approval as well as prepare and approve interim amendments to the Collaboration Plan, including reviewing each Party’s responsibilities under each Collaboration Plan;

(ii)

review the progress, and oversee the conduct, of activities under each Collaboration Plan, allocate resources of each Party to perform the Collaboration Plan and establishing Working Groups (as defined in Section 2.2(g)), as appropriate, to carry out the Collaboration Activities;

(iii)	facilitate the flow of information between the Parties with respect to the Collaboration Activities;
(iv)	attempt to resolve any disputes relating to the Collaboration Plan on an informal basis; and
(v)

perform such other functions as may be appropriate to further the purposes of this Agreement, as directed by the Parties or as expressly provided in this Agreement, so long as such functions do not alter the rights and responsibilities of either Party or amend this Agreement.

Notwithstanding the foregoing, the Steering Committee shall not have the power to amend this Agreement or otherwise modify or waive compliance with this Agreement in any matter.

(d)Co-Chairs of Committee.  The chairs of the Steering Committee (the “Co-Chairs”) shall be [***]. The Co-Chairs of the Steering Committee shall be responsible for calling all meetings with such frequency as is required under Section 2.2(e) and leading the meetings, unless otherwise agreed upon by the Parties.

(e)Meetings.  The Steering Committee shall meet on a quarterly basis, with at least one (1) in-person meeting in each calendar year and the other Steering Committee meetings being conducted by teleconference or videoconference, unless a different schedule is agreed upon in writing by the Parties.  Either Party may request additional ad hoc meetings at times to be agreed by the Parties.  Notice of meetings shall be given to all Steering Committee members at least two (2) weeks in advance for in-person meetings and at least one week in advance for audio or video teleconferences.  The location of in-person meetings of the Steering Committee shall alternate between a location chosen by Company and a location chosen by GTMS, unless otherwise agreed by the Parties.  In addition to its Steering Committee representatives, each Party shall be entitled to have other employees who are bound by written obligations of confidentiality at least as stringent as those set forth in Article 6 attend such meetings to present and participate.  Each Party shall bear its own costs and expenses that may be incurred by Steering Committee or Working Group representatives or other attendees at such meetings, including travel and lodging expenses.

(f)Decision-Making.  Following the reasonable consideration of comments by each Party’s representative members, the Steering Committee shall make its decisions by majority vote to include at least one representative from each Party, with each Party’s representative having one (1) vote each.  If the Steering Committee is unable to reach a majority vote regarding a matter after good faith negotiation, then, the matter shall be escalated to each Party’s designated “Senior Executive” to initiate discussions to resolve the matter.  The Senior Executives shall work together in good faith to expeditiously resolve the matter.  As of the Effective Date, the Senior Executives shall be: [***].

(g)Working Groups.  From time to time, the Steering Committee may decide to establish and delegate duties to teams to oversee particular areas of the Collaboration Plans (each, a “Working Group”).  Each Working Group and its activities will be subject to the oversight, review and approval of the Steering Committee.  The Steering Committee may agree to add additional representatives to any Working Group as deemed necessary by the Steering Committee.  Any Party may replace its representatives to any Working Group at any time upon prior written notice to the other Party.  Disputes arising among the Working Groups will be escalated and resolved by the Steering Committee and in no event will the role or authority of any Working Group exceed the scope of such Working Group, as determined by the Steering Committee.

3.	COMPENSATION; INVOICING AND PAYMENT; MILESTONE PAYMENTS.

All fees and milestone payments for the Collaboration Activities performed by GTMS shall be as set forth in the applicable Collaboration Plan. GTMS shall invoice Company for such fees in advance on a monthly basis unless otherwise specified in the Collaboration Plan.  All invoiced amounts shall be due and payable within [***] days of the date of the invoice.  Each Party will be responsible for any personal property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts.

4.	COMMUNICATION AND REPORTS

4.1Data; Reports; Access.  If set forth in a Collaboration Plan, as applicable, each Party shall submit written reports summarizing the research and progress conducted pursuant to each Collaboration Plan to the other Party on the time periods set forth therein and shall submit a comprehensive final report for each Collaboration Plan to the other Party within the time period set forth therein.  The Parties shall have reasonable access to consult informally with the other Party’s personnel regarding each Collaboration Plan.

4.2Records.  Each Party shall use its best efforts, reasonable under the circumstances, to be sure its personnel prepare and maintain records regarding the Collaboration Program and such Party’s Collaboration Activities in accordance with applicable scientific procedures and industry standards.  Each Party shall retain such records and the results, along with financial records, supporting documents and other records pertaining to each Collaboration Plan (collectively, “Records”) for six (6) years from the end of the Term or earlier termination of this Agreement unless specified differently in a Collaboration Plan.

5.	PUBLICITY

Neither Party shall reference this Agreement or the Collaboration Program or use the name of the other Party, its Affiliates or their personnel in any advertisement, press release or publicity with reference to this Agreement or the Collaboration Program or any product or service resulting from this Agreement or any other public statement external to the Parties, without prior written approval of the other Party, which shall not be unreasonably withheld or delayed.

6.	CONFIDENTIAL INFORMATION

6.1Confidential Information.  “Confidential Information” shall mean any information which is disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) and that (a) prior to disclosure, is marked with a legend indicating its confidential status or (b) is disclosed orally or visually, and identified by Disclosing Party as confidential at the time of disclosure or, within thirty (30) days of such disclosure, is summarized and identified as being confidential in a written notice from the Disclosing Party; provided, however, that any information of a Disclosing Party which would reasonably be considered to be confidential, whether existing prior to this Agreement or developed in connection with a Collaboration Program, shall be deemed “Confidential Information” for purposes of this Agreement whether or not that information is marked or identified as confidential.  Confidential Information of GTMS includes, without limitation, business plans, health plan relationships, acquisition plans, systems architecture, information systems, technology, data (including Data), computer programs and codes, processes, methods, operational procedures, finances, budgets, policies and procedures, customer, employee, provider, member, patient and beneficiary information, claims information, vendor information (including agreements, software and products), product plans, projections, the existence of any business dealings or agreements between GTMS and Company, and any other information which is normally and reasonably considered confidential.

6.2Exclusions.  Notwithstanding the foregoing, in no event is information Confidential Information if it (i) was in Receiving Party’s possession before receipt from Disclosing Party as documented by contemporaneous written records; (ii) is or becomes a matter of public knowledge through no fault of Receiving Party; (iii) is received by Receiving Party from a non-Affiliated third party having a bona fide right to disclose the information without a duty of confidentiality to Disclosing Party; or (iv) is independently developed by Receiving Party before receipt from Disclosing Party without use of, or reference to, the Confidential Information of Disclosing Party.

6.3Restrictions on Use.  Each Receiving Party agrees that it shall use the Disclosing Party’s Confidential Information only to fulfill its obligations or exercise its licenses or other rights under this Agreement or the Collaboration Plan (including performance of the Collaboration Activities) (collectively, the “Permitted Purpose”) and for no other purpose without the prior written consent of the Disclosing Party.

6.4 Duty to Safeguard Confidential Information.  Each Receiving Party shall use reasonable efforts to maintain the Confidential Information of the Disclosing Party in confidence, except that the Receiving Party may disclose or permit disclosure of any of the Confidential Information to its directors, officers, employees, consultants, advisors, subcontractors and agents who need to know such Confidential Information for the Permitted Purpose and who are bound by obligations of nondisclosure and limited use at least as stringent as those set forth herein.  Receiving Party shall promptly, upon discovery of any disclosure or use of Confidential Information not authorized hereunder, notify Disclosing Party and take reasonable steps to prevent any further unauthorized disclosure or unauthorized use of Confidential Information.  Notwithstanding the foregoing, Receiving Party may disclose Confidential Information pursuant to an order of a court or other governmental authority of competent jurisdiction, provided that Receiving Party (a) to the extent legally permissible, promptly notifies Disclosing Party of such order, (b) gives Disclosing Party an opportunity to oppose such disclosure and (c) takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to avoid such disclosure.

6.5Survival.  Receiving Party’s obligations of confidentiality with respect to Confidential Information of the Disclosing Party shall survive for a period of seven (7) years following the termination or expiration of this Agreement except that the obligations with respect to Data shall survive indefinitely following the termination or expiration of this Agreement.

6.6Return of Confidential Information.  At Disclosing Party’s option upon completion of a Collaboration Plan, Receiving Party shall either destroy or return to Disclosing Party all Confidential Information of Disclosing Party and all copies thereof and shall destroy any electronic or digital manifestations of such Confidential Information.

6.7Rights in Confidential Information.  Except as set forth below in Section 8, as between the Parties, each Party is and shall remain the exclusive owner of its Confidential Information and all intellectual property rights therein or arising therefrom.  No option, license, or conveyance of such rights to the other Party or any third party is granted or implied under this Agreement.

6.8Equitable Relief.  Each Party acknowledges that unauthorized use or disclosure of the other Party’s Confidential Information may cause irreparable harm for which damages at law may not be an adequate remedy.  Accordingly, the Parties agree that each may seek specific enforcement in equity from a court of competent jurisdiction for violation of the provisions of this Agreement governing use or disclosure of the Confidential Information in addition to any and all other remedies available at law.  The Parties further agree that securing or posting of any bond or other security shall be required in connection with issuance of a preliminary injunction or temporary restraining order pursuant to this Section 6.8.

6.9Business Associate Agreement.  Exhibit B (Business Associate Agreement), attached hereto, will apply if Company has access to, receives from, or receives on behalf of GTMS any Protected Health Information, or Company has access to, receives, maintains or transmits on behalf of GTMS any Electronic Protected Health Information (as those terms are defined under the privacy or security regulations issued pursuant to the Health Insurance Portability and Accountability Act of 1996 and Subtitle D of the Health Information Technology for Economic

and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009) pursuant to this Agreement. For the avoidance of doubt, GTMS will obtain Company’s prior written consent before disclosing any Protected Health Information to Company.

7.	INVENTIONS AND PATENTS

7.1Definitions.

(a)“GTMS Licensed IP” shall mean, on a Collaboration Program-by-Collaboration Program basis, all GTMS Background IP that is described in the applicable Collaboration Plan for such Collaboration Program and provided by GTMS hereunder for the performance of such Collaboration Program, plus all updates, derivatives and other improvements thereto.

(b)“Company Licensed IP” shall mean, on a Collaboration Program-by-Collaboration Program basis, all Company Background IP that is (i) described in the applicable Collaboration Plan for such Collaboration Program and provided by Company hereunder for the performance of such Collaboration Program, plus all updates, derivatives and other improvements thereto.

(c)“Intellectual Property” shall mean any methods, discoveries, processes, techniques, ideas, inventions, modifications, know-how, data (including EMR data, other patient or member data, and health economic and claims data), results, processes, practices, specifications, designs, plans, software, technology, documentation, structures, architecture, assay methods, tools, techniques, algorithms, models, analytical pipelines, protocols, scripts, trade secrets, marks (including trademarks, service marks, brand names, product names, and logos), works of authorship, user interfaces, regulatory information, and other forms of technology and intellectual property, in written, electronic, oral, graphic, or other tangible or intangible form, now known or hereafter developed, whether or not patentable or otherwise registrable.

(d)“Intellectual Property Rights” shall mean all intellectual property rights, including all such intellectual property rights of the following types, or with respect to the following, arising or granted in any jurisdiction, now or in the future, whether registered or unregistered:  (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, rights associated with computer programs, mask works and moral rights; (ii) trademark and trade name rights and similar rights; trade secret rights; (iii) Patents, utility models, design rights and other rights in industrial designs; (iv) any other proprietary, intellectual, industrial property or information rights of any kind not otherwise covered by clauses (i) through (iii); and (v) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of and applications for and rights to claim priority from any of the rights referred to in clauses (i) through (iv).

(e)“Patents” shall mean (i) patents and patent applications (including provisional applications and applications for certificates of invention); (ii) any patents issuing from such patent applications (including certificates of invention); (iii) all patents and patent applications based on, corresponding to, or claiming the priority date(s) of any of the foregoing; (iv) any reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisionals of or to any of the foregoing; (v) term extensions, supplementary protection certificates and the like; and (vi) any foreign equivalents of any of the foregoing.

7.2Background Intellectual Property.  As between the Parties (a) Company shall retain all right, title and interest, including all Intellectual Property Rights, in and to all Intellectual Property owned or in-licensed by Company or any of its Affiliates, prior to the Effective Date or during the Term (“Company Background IP”) and (b) GTMS shall retain all right, title and interest, including all Intellectual Property Rights, in and to all Intellectual Property owned or in-licensed by GTMS or any of its Affiliates prior to the Effective Date or during the Term (“GTMS Background IP” and together with Company Background IP, “Background IP”). Notwithstanding the foregoing, “Background IP” shall specifically exclude any Collaboration IP.

7.3Collaboration IP.  The Parties acknowledge that the Collaboration Activities performed under this Agreement may result in the creation of Intellectual Property, whether solely or jointly with the other Party or any third party(ies)(such newly created Intellectual Property, “Collaboration IP”) and the delivery of certain Deliverables. Except as otherwise set forth in the applicable Collaboration Plan, the Parties’ rights in and to Collaboration IP and Deliverables shall be as follows: (a) Collaboration IP and Deliverables conceived or developed solely by Company or jointly by Company and GTMS shall be owned exclusively by Company; and (b) Collaboration IP and Deliverables conceived or developed solely by GTMS shall be owned exclusively by GTMS.  For the avoidance of doubt, Company grants to GTMS a non-exclusive license to the Collaboration IP for patient care and service delivery purposes and shall not have any right to use such Collaboration IP for commercial purposes. Notwithstanding the foregoing, any Collaboration IP which is within the scope of the Company Field (defined below) shall be owned exclusively by the Company, regardless of inventorship. “Company Field” means [***].

7.4Data.

(a)Ownership of Data. The Parties agree that any and all data created, supplied or otherwise made available by or on behalf of Company under this Agreement, together with any derivative works thereof and improvements or modifications thereto (the “Data”), shall remain the exclusive property of Company.

(b)Restrictions on Use of Data.  No Data, or any part thereof, will be sold, assigned, licensed, leased or otherwise disposed of or disclosed to third parties by GTMS or commercially exploited by or on behalf of GTMS except as may be expressly authorized under this Agreement.  In the event that any Data is provided in identified form, GTMS shall not de-identify any such data without the express authorization of Company.  GTMS acknowledges that it may not use Data, even if it is in “cleansed” or “de-identified” form, for any purpose other than to perform the Collaboration Activities and, if applicable, for purposes that have been agreed to by GTMS and approved in the Business Associate Agreement between the Parties, a Collaboration Plan or in another writing separate from and referencing this Agreement.  Without limiting the generality of the foregoing, GTMS shall not: (i) use the Data, in whole or in part, for an unlawful purpose; or (ii) except as expressly authorized by this Agreement, distribute, share, sell, lease, license, exhibit, display, post, perform, make available publicly or privately, or otherwise transfer Data to any third party. Prior to accessing any Data, Company may require that GTMS execute a data use agreement on a form determined by Company. GTMS shall not identify or attempt to identify any Data provided in de-identified form, including without limitation: (i) re-identifying, or attempting to re-identify, or allowing to be re-identified, any patient(s) or individual(s) who are the subject of Protected Health Information, as defined by HIPAA, within the Data; (ii) re-identifying, or attempting to re-identify, or allowing to be re-identified, any relative(s), family or household member(s) of such patient(s) or individual(s) within the Data; or (iii) linking any of the sixteen (16) facial or direct identifiers set forth in 45 C.F.R. 164.514.  In addition, Company shall not engage in any use of the Data that directly or indirectly involves developing a plan to or actually attempting to re-identify an individual.

7.5Licenses.

(a)License to Company. Upon the initiation of each Collaboration Program under this Agreement, GTMS (for itself and its Affiliates) hereby grants to Company and its Affiliates a revocable, fully paid-up, royalty-free, non-exclusive, non-transferable, and non-sublicensable (except to the extent expressly permitted in Section 1.1(a)) license, under the GTMS Licensed IP solely for use in connection with Company’s Collaboration Activities as set forth in the Collaboration Plan and subject to the restrictions set forth in this Agreement.

(b)License to GTMS.  Upon the initiation of each Collaboration Program under this Agreement, Company (for itself and its Affiliates) hereby grants to GTMS and its Affiliates a revocable, fully paid-up, royalty-free, non-exclusive, non-transferable, and non-sublicensable (except to the extent expressly permitted in Section 1.1(a)) license, under the Company Licensed IP solely for use in connection with GTMS’s Collaboration Activities as set forth in the Collaboration Plan and subject to the restrictions set forth in this Agreement.

(c)No Implied Licenses.  Except as expressly set forth in this Agreement, neither Party shall be deemed by estoppel, implication or otherwise to have granted the other Party any license or other right to any Intellectual Property of such Party.

8.	REPRESENTATIONS AND WARRANTIES

8.1GTMS and Company each represent and warrant to the other that, as of the Effective Date, (a) it has full power and authority to enter into this Agreement and carry out the transactions contemplated hereby, (b) it has taken all necessary corporate action in this regard, and (c) it does not have any agreement with any third party that would prevent it from fulfilling obligations or granting rights as provided in this Agreement.

8.2Each Party covenants to the other that all Collaboration Activities shall be performed (a) in a workmanlike manner, (b) with professional diligence and skill and in accordance with prevailing industry standards and practices for the performance of similar services and (c) in conformity with the applicable Collaboration Plan and the performance requirements set forth thereunder.

8.3GTMS represents, warrants and covenants, as applicable, that (a) it shall de-identify all patient-specific data within the Deliverables provided to Company (including all EMR data, other patient data, and health economic and claims data) in accordance with 45 C.F.R. §164.514(b) (as amended or restated) prior to providing any such data to Company, (b) with respect to its provision of Data to Company, it has obtained and documented all consents, notices and permissions (“Consents”) required under all laws and government-issued rules, regulations, and published guidelines, directives and requirements, in the U.S. and other jurisdictions, at the international, national, country, state/provincial, and/or local levels, currently in effect and as they become effective applicable to such data (collectively, “Applicable Law”), that relate in any way to the confidentiality or security of Individually Identifiable Information (as such term is defined in 45 C.F.R. 160.103, as amended or restated), and apply to GTMS, including the Health Insurance Portability and Accountability Act of 1996, as amended or restated (“Privacy Laws”), in order to use and disclose all such data as set forth in the applicable Collaboration Plan, (c) GTMS’s Background Intellectual Property, the performance by GTMS of its obligations in connection with the Collaboration Programs and the use of GTMS Deliverables and Collaboration IP by Company as authorized under this Agreement shall not infringe or misappropriate any third party’s Intellectual Property Rights, and (d) neither GTMS nor, to its knowledge, any GTMS Affiliate or GTMS personnel has been disqualified or debarred by any health authority or other governmental or supra-governmental agencies, nor have any such debarment or disqualification proceedings been commenced.

8.4Company represents, warrants and covenants, as applicable, that (a) it shall de-identify all patient-specific data within the Deliverables provided to GTMS (including all EMR data, other patient data, and health economic and claims data) in accordance with 45 C.F.R. §164.514(b) (as amended or restated) prior to providing any such data to GTMS, (b) with respect to any data provided by Company to GTMS, it has obtained all Consents required under all Applicable Laws that relate in any way to the confidentiality or security of Individually Identifiable Information, and apply to Company, including Privacy Laws, in order to use and disclose all such data as set forth in the applicable Collaboration Plan, (c) Company’s Background Intellectual Property, the performance by Company of its obligations in connection with the Collaboration Programs and the use of Company Deliverables by GTMS as authorized under this Agreement shall not infringe or misappropriate any third party’s Intellectual Property Rights, and (d) neither Company nor, to its knowledge, any Company Affiliate or Company personnel has been disqualified or debarred by any health authority or other governmental agencies, nor to the Company’s knowledge have any such debarment or disqualification proceedings been commenced.

9.	COMPLIANCE WITH LAWS

9.1Each Party will comply with all Applicable Laws, applicable study protocols, subject consents, and conditions and requirements imposed by legally constituted institutional review boards (“IRB”) in the performance of its Collaboration Activities and the exercise of its rights under this Agreement and each Collaboration Plan.

9.2The Parties acknowledge and agree that the compensation and support provided by the Parties to each other pursuant to this Agreement represents fair market value for the Collaboration Activities performed by the Party receiving such compensation and support, has been negotiated in an arms-length transaction, and has not been determined in a manner that takes into account the volume or value of referrals or other business otherwise generated between the Parties.

9.3The Parties will comply with (a) the federal anti-kickback statute (42 U.S.C. 1320a-7(b)) and, to the extent possible, the related safe harbor regulations; (b) the Limitation on Certain Physician Referrals, also referred to as the “Stark Law” (42 U.S.C. 1395nn); (c) the Federal False Claims Act (31 U.S.C. § 3729 et. seq.); and (d) the Medicare and Medicaid program requirements as applicable. Accordingly, no part of any consideration paid hereunder is a prohibited payment for the recommending or arranging for the referral of business or the ordering of items or services; nor are the payments intended to induce illegal referrals of business.

10.	INDEMNIFICATION

10.1Indemnification by GTMS.  GTMS shall defend, indemnify and hold Company, its Affiliates and their respective employees, directors, officers, representatives and agents harmless from and against any and all liability, loss, expense (including reasonable attorneys’ fees), or claims for injury or damages brought by a non-Affiliated third party (each, a “Claim”) arising out of the performance of this Agreement but only in proportion to and to the extent such Claim is caused by or results from (a) infringement or misappropriation of any non-Affiliated third party’s trade secrets, trademarks, copyrights, or patents or other Intellectual Property Rights or proprietary rights in connection with GTMS’s performance of the Collaboration Activities, (b) GTMS’s development, manufacture, use, sale, offering for sale, importing or other exploitation of any Deliverable or other product or service relating to, or developed pursuant to, this Agreement, (c) GTMS’s failure to comply with Applicable Laws, including, without limitation, applicable Privacy laws, including the failure to obtain any applicable Consents; or (d) the gross negligence or willful misconduct of GTMS, its employees, officers or agents.

10.2Indemnification by Company.  Company shall defend, indemnify and hold GTMS and its Affiliates and their respective its trustees, directors, employees, officers, representatives and agents harmless from and against any and all Claims arising out of the performance of this Agreement but only in proportion to and to the extent such Claim is caused by or results from (a) infringement or misappropriation of any non-Affiliated third party’s trade secrets, trademarks, copyrights, or patents or other Intellectual Property Rights or proprietary rights in connection with Company’s performance of the Collaboration Activities, (b) Company’s development, manufacture, use, sale, offering for sale, importing or other exploitation of any Deliverable or other product or service relating to, or developed pursuant to, this Agreement, (c) Company’s failure to comply with Applicable Laws including, without limitation, applicable Privacy Laws, including the failure to obtain any applicable Consents; or (d) the gross negligence or willful misconduct of Company, its employees, officers or agents.

10.3Indemnification Procedure.  The Parties’ indemnification obligations set forth in this Section 10 are conditioned upon the Party claiming indemnification hereunder (the “Indemnified Party”) (a) promptly notifying the other Party (the “Indemnifying Party”) of a Claim (provided, however, that failure to provide such notice shall relieve the Indemnifying Party from its liability or obligation hereunder only to the extent of any material prejudice as a direct result of such failure); (b) promptly giving the Indemnifying Party the right to control and direct the investigation, preparation, defense and settlement of such Claim with counsel of the Indemnifying Party’s own choosing; and (c) giving assistance and full cooperation for the defense of same.

Without limiting the foregoing, the Indemnified Party shall have the right to reasonably participate, at its own expense, in the defense or settlement of any Claim.

11.	DISCLAIMER; LIMITATION OF LIABILITY

11.1Disclaimer.  NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND CONCERNING THE RESULTS OF ANY COLLABORATION PROGRAM AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES NOT EXPLICITLY SET FORTH HEREIN, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT.

11.2Limitation of Liability.  EXCEPT FOR (a) A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FRAUD OR FAILURE TO COMPLY WITH APPLICABLE LAW, (b) A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER AND (c) A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS OR INTELLECTUAL PROPERTY OBLIGATIONS HEREUNDER, IN NO EVENT SHALL EITHER PARTY, ITS TRUSTEES, EMPLOYEES, OFFICERS OR AGENTS BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR LOST PROFITS, REGARDLESS OF WHETHER THE PARTY WAS ADVISED, HAD OTHER REASON TO KNOW OR IN FACT KNEW OF THE POSSIBILITY OF THE FOREGOING.  EXCEPT FOR THE OBLIGATION TO PAY FEES UNDER ONE OR MORE COLLABORATION PLANS, THE MAXIMUM LIABILITY OF EITHER PARTY AND ANY OF ITS RESPECTIVE AFFILIATES TO THE OTHER PARTY AND ANY OF ITS AFFILIATES FOR ALL INCIDENTS GIVING RISE TO CLAIMS UNDER THIS AGREEMENT SHALL BE TEN MILLION DOLLARS ($10,000,000) IN THE AGGREGATE.  FOR THE AVOIDANCE OF DOUBT, THE LIABILITY CAP DESCRIBED IN THIS SECTION 11.2 IS INTENDED TO BE AN AGGREGATE CAP FOR ALL CLAIMS MADE BY A PARTY AND ITS AFFILIATES UNDER THIS AGREEMENT AND NOT A PER-CLAIM LIABILITY CAP.

12.	TERM AND TERMINATION

12.1Term.  This Agreement shall expire on the later of (a) December 31, 2026, or (b) the termination of the last Collaboration Program executed by the Parties prior to the third (3rd) anniversary of the Effective Date (the “Initial Term”).  The Agreement may be extended by mutual agreement of the Parties (any such extension, a “Renewal Term” and together with the Initial Term, the “Term”) or earlier terminated as set forth below.  The term of a Collaboration Program shall commence upon the Collaboration Plan Effective Date (as defined in the applicable Collaboration Plan) and shall terminate upon the later of the date specified in such Collaboration Plan or the completion of all Collaboration Activities under such Collaboration Program, unless earlier terminated as set forth below.

12.2Termination for Breach.  In the event that either Party is in default of any of its material obligations under this Agreement or any Collaboration Program and fails to remedy such default within thirty (30) days after receipt of written notice thereof from the other Party, the Party giving notice may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement and/or the applicable Collaboration Plan by sending notice of termination to the breaching Party.  Such termination shall be effective as of the date of the receipt of such termination notice unless a later effective date is specified in such notice.

12.3Mutual Termination.  The Company and GTMS may mutually agree in writing to terminate this Agreement or any Collaboration Program.

12.4Termination for Convenience.   Either Party may terminate this Agreement and/or any Collaboration Plan with or without cause at any time upon thirty (30) days’ prior written notice to the other Party.

12.5Suspension or Termination of a Study.  GTMS may terminate the performance of a study under this Agreement and the associated Collaboration Plan or Plans immediately upon notice to Company if, in GTMS’s reasonable judgment, exercised in good faith, it is inappropriate, impractical, or inadvisable to continue the study or in the event that the IRB or any regulatory authority having jurisdiction over the study or related Collaboration Activities (a “Regulatory Authority”) withdraws its approval of such study.  In the event that the IRB or a Regulatory Authority suspends a study conducted pursuant to this Agreement, then the Parties’ obligation to continue performing Collaboration Activities in connection with the execution of such study shall also be suspended for the period of time that the authorization of the study is so suspended.

12.6Effect of Termination. The termination of this Agreement shall automatically terminate any and all Collaboration Plans, unless otherwise expressly agreed in writing by the Parties.  The terms of this Agreement shall remain in force with respect to any Collaboration Plan which is not terminated.  Upon termination of this Agreement or a Collaboration Plan pursuant to this Section 11, the Parties shall reasonably cooperate with each other to provide for an orderly wind-down of the Collaboration Activities.  Termination of this Agreement or a Collaboration Plan shall not affect the rights and obligations of the Parties that accrued prior to termination.  The following Sections survive the termination and expiration of this Agreement: Sections 3 (solely with respect to amounts accrued but not yet paid prior to termination or expiration), 4.2 (solely for the time period set forth therein), 5, 6 (solely for the time period set forth therein), 7, 10, 11, 12.6, and 13.

13.	GENERAL

13.1Severability.  In the event that any provision of this Agreement is found to be unenforceable, such provision shall be reformed only to the extent necessary to make it enforceable, and the remainder shall continue in effect, to the extent consistent with the intent of the Parties as of the Effective Date.

13.2Relationship of the Parties.  Nothing in this Agreement shall be construed to place the Parties in an agency, employment, franchise, joint venture, or partnership relationship.  Neither Party shall have the authority to obligate or bind the other in any manner, and, with the exception of third party Indemnified Parties, nothing herein contained shall give rise or is intended to give rise to any rights of any kind to any third parties.  Neither Party shall represent to the contrary, either expressly, implicitly or otherwise.

13.3Governing Law.  This Agreement and the rights and obligations of the Parties hereunder shall be construed in accordance with and governed by the laws of the State of New York, excluding its conflict of laws principles.  The Parties irrevocably and unconditionally consent to venue in New York (and hereby waive any claims of forum non conveniens with respect to such venue) and to the non-exclusive jurisdiction of competent New York state courts or federal courts in the Southern District of New York for all litigation which may be brought with respect to the terms of, and the transactions and relationships contemplated by, this Agreement.  The Parties further consent to the jurisdiction of any state court located within a district that encompasses assets of a Party against which a judgment has been rendered for the enforcement of such judgment against the assets of such Party.

13.4Assignment; Binding Effect.  Subject to any Approved Subcontractors, neither Party may assign this Agreement in whole or in part without the prior written consent of the other Party, except that either Party may assign this Agreement in whole or in part without the other Party’s prior written consent to an Affiliate or in connection with a sale of all or substantially all the assets and business of such Party by merger, purchase or otherwise.  Any attempted assignment or transfer in violation hereof shall be null and void.  Subject to the foregoing, this Agreement shall be binding on the Parties and their successors and assigns.

13.5No Waiver.  Failure by either Party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provision.

13.6Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.7Headings; Interpretation.  The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  This Agreement shall be deemed to comprise the language mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.  Unless otherwise expressly provided herein or the context of this Agreement otherwise requires, (a) words such as “herein”, “hereof”, “hereby” and “hereunder” refer to this Agreement as a whole; (b) the words “include(s)”, “including”, “such as”, “in particular” and “for example” shall be deemed to be followed by the phrase “but not limited to”, “without limitation” or words of similar import unless otherwise specified; (c) the word “or” shall be deemed to mean “and/or”; (d) the terms “will” and “shall” shall be deemed to have the same meaning; (e) unless otherwise provided herein, any reference to “days” means calendar days; and (f) references to Applicable Law includes any amendment or modification to such Applicable Law.

13.8Construction.  This Agreement has been negotiated by each of the Parties and each of their respective counsel.  This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either Party.

13.9Complete Agreement.  This Agreement, including the exhibits hereto, which are hereby incorporated into this Agreement by this reference, constitutes the entire agreement between the Parties with respect to the subject matter hereof.  It supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter, and prevails over any conflicting terms or conditions contained on printed forms submitted with purchase orders, sales acknowledgments or quotations.  This Agreement may not be modified or waived, in whole or part, except in writing and signed by an officer or duly authorized representative of both Parties.

13.10Force Majeure.  Both Parties will be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented or delayed by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse will be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition; provided, however, that if the condition constituting force majeure continues for more than ninety (90) consecutive days the other Party may terminate this Agreement immediately upon written notice.  For purposes of this Agreement, force majeure will mean conditions beyond the reasonable control of a Party, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances).  Notwithstanding the foregoing, a Party will not be excused from making payments owed hereunder because of a force majeure affecting such Party.

13.11Retained Rights.  Each Party retains all rights not expressly granted hereunder and any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy available under this Agreement or otherwise.

13.12Notice.  All notices under this Agreement shall be in writing and shall reference this Agreement.  Notices shall be deemed given when: (a) delivered personally; (b) sent by confirmed facsimile; (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a commercial overnight carrier, with written verification of receipt.  All communications shall be sent to the addresses set forth below or such other addresses designated pursuant to this Section 13.12.

In the case of GTMS:	In the case of COMPASS:

See Signature page	See Signature page

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

COMPANY		TMS NEUROHEALTH CENTERS, INC.

By:	/s/ Kabir Nath	By:	/s/ Bill Leonard

Name:	Kabir Nath	Name:	Bill Leonard

Title:	CEO	Title:	President & CEO

COMPANY

By:	/s/ Mary-Rose Hughes

Name:	Mary-Rose Hughes

Title:	Interim CFO

Signature Page to Collaboration Agreement

EXHIBIT A

COLLABORATION PLAN

This Collaboration Plan (this “Collaboration Plan No. 1”) effective as of December 15th, 2023 (the “Collaboration Plan Effective Date”) describes Collaboration Activities to be performed by COMPASS (“Company”), and TMS NeuroHealth Centers, Inc. GTMS”) and is issued pursuant to the Collaboration Agreement, by and between the Parties, dated December 15th 2023 (the “Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

A.	Collaboration Plan Summary –

The ultimate objective of the collaboration is to inform the development of a scalable and profitable delivery model for COMP360 psilocybin therapy upon regulatory approval. More specifically, we envisage our research collaboration to develop in two phases. Phase one comprises an in-depth information exchange on the COMP360 delivery model as currently tested in clinical trials, as well as information exchanges and joint research on Greenbrook TMS’ delivery capabilities and patient populations. [***].

B.	Collaboration Activities –

Phase I

This Phase includes (but not limited to) the following activities:

•[***]

C.	Deliverables and Specifications –

Deliverables may include but are not limited to a detailed description of any reports, data packages, strategies, designs, results, techniques, technologies, and other deliverables, as described in the Compensation table below.

D.	Timelines –

The completion timeline for each Deliverable is specified in the Compensation table below.  Estimated completion of Phase 1 is December 2026.

E.	Compensation –

The compensation for Phase 1 of this Collaboration Plan from Company to GTMS shall be per the fee scheduled below:

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IN WITNESS THEREOF, this Collaboration Plan No. 1 has been executed by the parties hereto through their duly authorized representatives as of the Collaboration Plan Effective Date.

COMPANY		TMS NEUROHEALTH CENTERS, INC.

By:	Kabir Nath	By:	/s/ Bill Leonard

Name:	/s/ Kabir Nath	Name:	Bill Leonard

Title:	CEO	Title:	President & CEO

By:	/s/ Mary-Rose Hughes

Name:	Mary-Rose Hughes

Title:	Interim CFO

APPENDIX 1

COLLABORATION PLAN NO. 1

DATA SHARING

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